EXHIBIT 99.1

NEWS

MEDIA CONTACTS:
T.R. Reid, Mike Maher
(512) 728-7977, (512) 723-2575
tr_reid@dell.com
mike_maher@dell.com

INVESTOR CONTACTS:
Lynn A. Tyson, Robert Williams
(512) 723-1130, (512) 728-7570
lynn_tyson@dell.com
robert_williams@dell.com

RECORD REVENUE, EARNINGS AND CASH FLOW IN THE THIRD QUARTER
DISTINGUISH DELL’S BEST-EVER OPERATING PERIOD
Company Anticipates $13.5 Billion in Revenue, EPS of 36 Cents in Q4

ROUND ROCK, Texas, Nov. 11, 2004 — Record global product shipments, revenue, operating and net income, earnings per share and cash from operations made Dell’s fiscal third-quarter 2005 the best reporting period in its history.

     Dell revenue increased 18 percent from the same quarter a year ago to $12.5 billion, led by continued strong growth of 27 percent in Europe, Middle East and Africa and 25 percent in Asia-Pacific and Japan. Growth in the United States was led by a 20-percent increase in spending by business customers.

     Earnings per share were 33 cents, up 27 percent, for the quarter ended Oct. 29.

	Third Quarter			Year to Date
(in millions, except share data)	FY'05	FY'04	Change	FY '05	FY'04	Change

Revenue	$12,502	$10,622	18%	$35,748	$29,932	19%
Operating Income	$1,095	$912	20%	$3,067	$2,563	20%
Net Income	$846	$677	25%	$2,376	$1,896	25%
Earnings Per Share	$0.33	$0.26	27%	$0.92	$0.72	28%

     “The record quarter is testament to the company’s superb team executing a better business model,” said Kevin Rollins, Dell chief executive officer. “An improving component cost environment further favors Dell, with customers and shareholders the primary beneficiaries.

     “Dell’s disciplined focus on profitable growth around the world and across businesses continues to differentiate us in the market. We’ve been doing that for years.”

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     According to Mr. Rollins, Dell’s fourth-quarter product shipments should be about 20 percent higher than in the same year-ago period. Such growth is expected to produce quarterly revenue of about $13.5 billion, up 17 percent, and earnings per share of 36 cents, a 24-percent increase.

     In the third quarter, Dell’s operating profit improved to 8.8 percent of revenue, the company’s highest rate in four years. The company generated a record $1.8 billion in cash from operations, and total cash and investments rose to $12.4 billion. Dell spent $1.3 billion to repurchase 38 million shares of its common stock, bringing total shares repurchased year to date to 97 million—reducing weighted average shares outstanding by almost 3 percent for the year.

Dell Posts Strong Growth in All Global Regions

     Dell established an industry record for worldwide shipments, selling a combined eight million standards-based servers, notebook computers and desktop computers in the quarter. The company’s shipment growth of 22 percent—highlighted by a 35-percent increase in notebook computer volumes—was double the rate of the industry excluding Dell.

     Third-quarter shipments in Europe, Middle East and Africa (EMEA) were up 31 percent, a 15-point premium to the rest of the market. Server shipments in the region increased 24 percent, earning Dell nearly two points of server market share for the quarter.

     In Asia-Pacific and Japan (APJ), company-shipment growth of 25 percent was nearly three times the rate of the market excluding Dell. Revenue from enterprise systems, including servers and storage, increased 27 percent.

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     Dell also established an industry record for unit shipments in the U.S., surpassing five million systems in the quarter, and increased its market share by nearly two points to 33 percent. Among highlights in the Americas: revenue from small- and medium-sized businesses increased more than 23 percent, and revenue outside the U.S. was particularly strong, up 30 percent from the same year-ago period.

Servers, Printers, Services Highlight Product Leadership

     Dell’s 19-percent year-over-year increase in worldwide server shipments enabled the company to close the gap with the category leader by more than two share points. In the U.S., the company expanded its No. 1 server position by nearly two points, to nearly 33 percent. A new Technology Business Review survey again firmly ranked Dell No. 1 in customer satisfaction for standards-based servers.

     Worldwide revenue from software and peripheral products increased 37 percent year-over-year. Strong customer demand has the company on track to exceed selling five million printers and generating more than $1 billion in imaging and printing revenue this year. During the third quarter, the company introduced its first generation of color laser printers for business and institutional customers, as well as two new printers with advanced digital photography features for consumers.

     Dell’s enhanced-services business continued to grow strongly, with a year-over-year revenue increase of 32 percent. Combined enhanced-services revenue for EMEA and APJ grew almost 60 percent.

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About Dell

     Dell Inc. (NASDAQ: DELL) is a premier provider of products and services required for customers worldwide to build their information-technology and Internet infrastructures. Company revenue for the past four quarters totaled $47.3 billion. Dell, through its direct business model, designs, manufactures and customizes products and services to customer requirements, and offers an extensive selection of software and peripherals. Information on Dell and its products can be obtained at www.dell.com.

# # #

Dell is a trademark of Dell Inc.
Market comparisons based on IDC data.
Dell disclaims any proprietary interest in the marks and names of others.

Special note: Statements in this press release that relate to future results and events (including statements about fiscal fourth-quarter financial and operating performance) are based on the company’s current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including general economic and business conditions; the level of demand for the company’s products and services; the level and intensity of competition in the technology industry and the pricing pressures that have resulted; the company’s ability to timely and effectively manage periodic product transitions, as well as component availability and cost; the company’s ability to develop new products based on new or evolving technology and the market’s acceptance of those products; the company’s ability to manage its inventory levels to minimize excess inventory, declining inventory values and obsolescence; the product, customer and geographic sales mix of any particular period; the company’s ability to effectively manage its operating costs; and the effect of armed hostilities, terrorism or public health issues on the economy generally, on the level of demand for the company’s products and services and on the company’s ability to manage its supply and delivery logistics in such an environment. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission.

Consolidated statements of income, financial position and cash flows follow.

DELL INC.
Condensed Consolidated Statement of Operations and Related Financial Highlights
(in millions, except per share data)
(unaudited)

	Three Months Ended			% Growth Rates
	October 29,	July 30,	October 31,
	2004	2004	2003	Sequential	Yr. to Yr.
Net revenue	$12,502	$11,706	$10,622	6.8%	17.7%
Cost of revenue	10,189	9,572	8,687	6.4%	17.3%

Gross margin	2,313	2,134	1,935	8.4%	19.6%
Selling, general and administrative	1,101	1,008	905	9.2%	21.6%
Research, development and engineering	117	120	118	(2.7%)	(1.0%)

Total operating expenses	1,218	1,128	1,023	8.0%	19.0%

Operating income	1,095	1,006	912	8.9%	20.1%
Investment and other income, net	48	46	41	4.3%	16.1%

Income before income taxes	1,143	1,052	953	8.7%	20.0%
Income tax provision	297	253	276	17.8%	7.8%

Net income	$846	$799	$677	5.8%	24.9%

Earnings per common share:
Basic	$0.34	$0.32	$0.26

Diluted	$0.33	$0.31	$0.26

Weighted average shares outstanding:
Basic	2,493	2,518	2,563
Diluted	2,546	2,574	2,623
Percentage of Total Net Revenue:
Gross margin	18.5%	18.2%	18.2%
Selling, general and administrative	8.8%	8.6%	8.5%
Research, development and engineering	0.9%	1.0%	1.1%
Total operating expenses	9.7%	9.6%	9.6%
Operating income	8.8%	8.6%	8.6%
Income before income taxes	9.1%	9.0%	9.0%
Net income	6.8%	6.8%	6.4%
Income tax rate	26.0%	24.0%	29.0%
Net Revenue by Geographic Region:
Percentage of Total Net Revenue
Americas	68%	68%	71%
Europe	21%	21%	19%
Asia Pacific — Japan	11%	11%	10%
Net Revenue by Product Line:
Percentage of Total Net Revenue
Desktops	49%	49%	50%
Notebooks	30%	29%	28%
Enterprise	21%	22%	22%

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

DELL INC.
Condensed Consolidated Statement of Operations and Related Financial Highlights
(in millions, except per share data)
(unaudited)

	Nine Months Ended		% Growth Rates
	October 29,	October 31,
	2004	2003	Yr. to Yr.
Net revenue	$35,748	$29,932	19.4%
Cost of revenue	29,228	24,471	19.4%

Gross margin	6,520	5,461	19.4%
Selling, general and administrative	3,100	2,553	21.4%
Research, development and engineering	353	345	2.4%

Total operating expenses	3,453	2,898	19.2%

Operating income	3,067	2,563	19.7%
Investment and other income, net	143	131	9.3%

Income before income taxes	3,210	2,694	19.2%
Income tax provision	834	798	4.5%

Net income	$2,376	$1,896	25.3%

Earnings per common share:
Basic	$0.94	$0.74

Diluted	$0.92	$0.72

Weighted average shares outstanding:
Basic	2,517	2,568
Diluted	2,572	2,620
Percentage of Total Net Revenue:
Gross margin	18.2%	18.2%
Selling, general and administrative	8.7%	8.5%
Research, development and engineering	1.0%	1.2%
Total operating expenses	9.7%	9.7%
Operating income	8.6%	8.6%
Income before income taxes	9.0%	9.0%
Net income	6.6%	6.3%
Income tax rate	26.0%	29.6%
Net Revenue by Geographic Region:
Percentage of Total Net Revenue
Americas	67%	70%
Europe	22%	20%
Asia Pacific — Japan	11%	10%
Net Revenue by Product Line:
Percentage of Total Net Revenue
Desktops	50%	51%
Notebooks	29%	27%
Enterprise	21%	22%

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

DELL INC.
Condensed Consolidated Statement of Financial Position and Related Financial Highlights
(in millions, except for “Ratios” and “Other information”)
(unaudited)

	October 29,	July 30,	October 31,
	2004	2004	2003
Assets:
Current assets:
Cash and cash equivalents	$4,525	$4,025	$4,356
Short-term investments	2,969	1,509	626
Accounts receivable, net	4,167	3,625	3,142
Inventories	415	418	358
Other	2,124	2,055	1,599

Total current assets	14,200	11,632	10,081
Property, plant and equipment, net	1,627	1,578	1,498
Investments	4,942	6,276	6,050
Other non-current assets	285	446	496

Total assets	$21,054	$19,932	$18,125

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$8,067	$7,444	$6,851
Accrued and other	4,707	3,877	3,350

Total current liabilities	12,774	11,321	10,201
Long-term debt	505	505	506
Other non-current liabilities	1,895	1,899	1,540

Total liabilities	15,174	13,725	12,247
Stockholders’ equity	5,880	6,207	5,878

Total liabilities and stockholders’ equity	$21,054	$19,932	$18,125

Ratios:
Quick ratio	0.91	0.81	0.80
Days supply in inventory	4	4	4
Days of sales outstanding (a)	33	31	31
Days in accounts payable	71	70	71

Cash conversion cycle	(34)	(35)	(36)
Other Information:
Headcount (approximate)	53,000	50,000	44,300
Average total revenue/unit (approximate)	$1,570	$1,610	$1,620

Note: Ratios are calculated based on underlying data in thousands.

(a)	Days of sales outstanding include the effect of product costs related to in-transit customer shipments that are classified in other current assets. At October 29, 2004, July 30, 2004, and October 31, 2003, days of sales outstanding included days of sales in accounts receivable and days of in-transit customer shipments of 30 and 3 days; 28 and 3 days; and 27 and 4 days, respectively.

DELL INC.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three Months	Nine Months
	Ended	Ended
	October 29, 2004
Cash flows from operating activities:
Net income	$846	$2,376
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	82	243
Tax benefits from employee stock plans	40	110
Other, primarily effects of exchange rate changes on monetary assets and liabilities denominated in foreign currencies	(85)	(248)
Changes in:
Operating working capital	915	726
Non-current assets and liabilities	(11)	285

Net cash provided by operating activities	1,787	3,492
Cash flows from investing activities:
Investments:
Purchases	(2,765)	(9,484)
Maturities and sales	2,692	9,177
Capital expenditures	(139)	(355)

Net cash used in investing activities	(212)	(662)
Cash flows from financing activities:
Purchase of common stock	(1,327)	(3,349)
Issuance of common stock under employee plans	154	464
Other	(17)	(17)

Net cash used in financing activities	(1,190)	(2,902)
Effect of exchange rate changes on cash and cash equivalents	115	280

Net increase in cash and cash equivalents	500	208
Cash and cash equivalents at beginning of period	4,025	4,317

Cash and cash equivalents at end of period	$4,525	$4,525